Exhibit 10.1

AGREEMENT AND CONSENT

THIS AGREEMENT AND CONSENT (“Agreement”) is made and entered into this 24th day of November, 2009, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”), WB QT, LLC (“WB QT”), and Whitebox Advisors, LLC (“WB Advisors”).

WHEREAS, Quantum, as Borrower, and WB QT, as Agent/Lender, are parties to that certain Credit Agreement dated January 31, 2007, as amended (“Credit Agreement”);

WHEREAS, Quantum and WB Advisors are parties to that certain Amended and Restated Commitment Letter dated August 3, 2009;

WHEREAS, pursuant to Sections 6.4 and 6.5 of the Credit Agreement, Quantum is prohibited from, among other things, entering into certain transactions including, without limitation, the acquisition of all or substantially all or a material portion of the business or assets from another person or entity (whether by purchase, merger, consolidation or otherwise) or in any manner effectuate an expansion of Quantum’s business in any material respect by acquisition (each a “Prohibited Transaction”).

WHEREAS, Quantum desires to consummate a Prohibited Transaction by entering into an Arrangement Agreement with Schneider Power, Inc. (“SPI”) pursuant to which Quantum would acquire all of the outstanding securities of SPI (the “SPI Transaction”); and

WHEREAS, Quantum has requested that WB QT consent to the SPI Transaction and WB QT has agreed to give its consent on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Consent to SPI Transaction. WB QT hereby gives its consent to Quantum to consummate the SPI Transaction on terms that are substantially the same as those set forth in the Transaction Summary attached hereto as Exhibit “A”. WB QT hereby waives any provision under the Credit Agreement that would prohibit or restrict Quantum from entering into the SI Transaction and agrees that Quantum’s consummation of the SPI Transaction will not constitute a default under the Credit Agreement or any other document or agreement between WB QT and Quantum.

2. Consent Fee. In consideration for WB QT’s consent to the SPI Transaction, Quantum agrees to pay WB QT the sum of Three Million ($3,000,000) Dollars (the “Consent Fee”). The Consent Fee shall be paid concurrent with Quantum’s and SPI’s execution of the definitive Arrangement Agreement for the SPI Transaction by Quantum’s delivery of a promissory note in the form attached hereto as Exhibit “A” (“Consent Fee Note”). Subject to the stock price condition continued in the Consent Fee Note, Quantum shall have the right in its sole discretion to pay the amount due under the Consent Fee Note in restricted shares of its common stock. The Consent Fee Note and shares of common stock that may be issued in payment of the amount due thereunder are sometimes referred to in this Agreement as (“Consent Securities”). Quantum and WB QT agree that in the event the definitive Arrangement Agreement is terminated for any reason whatsoever and the transactions contemplated thereunder are not completed, then the Consent Fee shall automatically and immediately be reduced to One Million Five Hundred Thousand ($1,500,000) Dollars.

3. Other Agreements. Upon execution of this Agreement, Quantum and WB Advisors agree that the expiration date for each of the options contained in that certain Amended and Restated Ten Million ($10,000,000) Dollar commitment letter dated August 3, 2009 shall be changed to March 31, 2011.

4. Securities Laws Matters.

A. WB QT understands that the Consent Securities have not been, nor will they be, registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by WB QT. WB QT further understands that the Consent Securities may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws. WB QT also understands that any shares issuable in payment of the amount due under the Consent Fee Note will be issued without prior registration thereof under the Securities Act or applicable state securities laws in reliance upon Section 4(2) of the Securities Act and transactional exemptions from registration under applicable state securities laws based upon appropriate representations of WB QT. WB QT also understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the SEC and that Quantum has not made any representation or warranties that an exemption under Rule 144 would be available at any time in the future. WB QT understands that any sales of the Consent Securities pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

B. This Agreement is made with QB QT in reliance upon WB QT’s representation to Quantum, which by WB QT’s execution of this Agreement WB QT hereby confirms, that the Consent Securities will be acquired for investment for WB QT’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that WB QT has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, WB QT further represents that it does not have any contract, undertaking, agreement or arrangement with any third-party to sell, transfer or grant participations to such third-party or to any third-person, with respect to the Consent Securities.

C. WB QT represents and warrants that it is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Act, as presently in effect. WB QT further represents and warrants that it is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Consent Fee Note and shares of common stock that may be issued in payment of the amount due thereunder.

D. To the extent applicable, each certificate or other document evidencing any of the Consent Securities shall be endorsed with the legends set forth below, and WB QT covenants that, except to the extent such restrictions are waived by Quantum, WB QT shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

Quantum shall make a notation regarding the restrictions on transfer of the Consent Securities in its books and the Consent Securities shall be transferred on the books of the Company only if transferred or sold pursuant to an effective registration statement under the Securities Act covering the securities to be transferred or an opinion of counsel reasonably satisfactory to the Company that such registration is not required; provided, however, that (i) Quantum will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances and (ii) Quantum will not require opinions of counsel for transfers to affiliated entities managed by the same manager or managing partner or management company, or managed by an entity controlling, controlled by or under common control with such manager, managing partner or management company so long as the transferor certifies in writing to Quantum that the transferor is not receiving any consideration in connection with the transfer and so long as the transferee will be subject to the terms of these restrictions to the same extent as if such transferee were an original Investor hereunder.

5. Counterparts. The Agreement may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

6. GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF.

This Agreement is made and entered into the day and year first written above.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.		WB QT, LLC

By:	/s/ Kenneth R. Lombardo	By:	/s/ Andrew Redleaf

Its:	Vice President	Its:	CEO

WHITEBOX ADVISORS, LLC

		By:	/s/ Andrew Redleaf

		Its:	CEO

EXHIBIT “A”

TRANSACTION SUMMARY

Transaction:	Quantum Fuel Systems Technologies Worldwide, Inc. (“QTWW”), directly or through a wholly owned subsidiary, will acquire by way of Plan of Arrangement all the outstanding common shares (the “Shares”) of Schneider Power, Inc. (“Schneider”), being approximately 71.0 million shares (which assumes that all “in the money” stock options will be exercised pre-closing on a cashless basis), and that Quantum will assume all outstanding warrants (“Assumed Warrants”).

Transaction Value:	The purchase price would be CDN. $0.30 per share (“SPI Per Share Price”). The Exchange Ratio will be determined by converting the SPI Per Share Price to US Dollars (based on 10 day average of the Noon Spot Rate) then dividing by a fixed price of $1.20 per share (deemed Quantum per share price). As of November 24, 2009, the Exchange Ratio is .2360 resulting in Quantum issuing approximately 16.8 million shares and reserving an additional 2.02 million shares for issuance upon exercise of the Assumed Warrants.

Support for FIT Applications	Quantum would provide Schneider with a bridge loan for up to CDN $1 million to support SPI’s applications for power purchase agreements under Ontario’s feed-in-tariff program.

Break-Up Fee:	1.5% of the purchase price paid to Quantum if SPI accepts a superior proposal.

Board of Directors:	Quantum will appoint 1 person nominated by Schneider to serve on Quantum’s board as a Class III director.

Lock-Up	Holders of at least 50% of SPI shares will agree not to sell the Quantum shares for a period of 6 months following the closing, except for sales by individuals to pay the tax incurred as a result of the disposition of the Schneider shares.